Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS IMPROVED GROSS MARGIN IN 2012 SECOND QUARTER RESULTS

BRIDGETON, MO – August 13, 2012 – Katy Industries, Inc. (OTC BB: KATY) today reported a net loss in the second quarter of 2012 of $1.0 million, or $0.13 per share, versus a net loss of $1.3 million, or $0.16 per share, in the second quarter of 2011.  Loss from continuing operations was $1.0 million in the second quarter of 2012 compared to $2.3 million in the second quarter of 2011. Operating loss was $0.9 million, or 2.8% of net sales, in the second quarter of 2012, compared to $2.2 million, or 7.0% of net sales, for the same period in 2011.

Financial highlights for the second quarter of 2012, as compared to the same period in the prior year, included:

•
Net sales in the second quarter of 2012 were $31.7 million, an increase of $0.2 million, or 0.5%, compared to the same period in 2011.  Volume increases in our Continental and Glit business units more than offset volume decreases in our Gemtex and Wilen business units.

•
Gross margin was 11.7% in the second quarter of 2012, an increase from 8.2% in the second quarter of 2011.  The increase in gross margin was primarily due to sales mix changes in our Continental operations and decreased inefficiencies experienced in our Wilen operation after the relocation from Atlanta, Georgia to Bridgeton, Missouri in 2010.   Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.1 million and $0.6 million for 2012 and 2011, respectively, resulting from inventory fluctuations. Excluding the LIFO adjustments, gross margin increased 1.8 percentage points from the second quarter of 2011.

•	Selling, general and administrative expenses decreased slightly from $4.7 million for the second quarter of 2011 compared to $4.6 million in the second quarter of 2012.

Katy also reported a net loss for the six months ended June 29, 2012 of $3.3 million, or $0.42 per share, versus a net loss of $2.6 million, or $0.32 per share, for the six months ended July 1, 2011. Loss from continuing operations was $3.3 million for the six months ended June 29, 2012 compared to $4.5 million for the six months ended July 1, 2011. Operating loss was $3.1 million, or 5.2% of net sales, for the six months ended June 29, 2012, compared to $4.0 million, or 6.7% of net sales, for the six months ended July 1, 2011.

Financial highlights for the six months ended June 29, 2012, as compared to the six months ended July 1, 2011, included:

•
Net sales for the six months ended June 29, 2012 were $59.3 million, a decrease of $0.8 million, or 1.3%, compared to the same period in 2011. The majority of the decrease was a result of volume shortfall in our Container and Gemtex business units.

•
Gross margin was 10.6% for the six months ended June 29, 2012, a increase of 1.7 percentage points from the same period a year ago. The increase was primarily a result of decreased inefficiencies experienced in our Wilen operation after the relocation from Atlanta, Georgia to Bridgeton, Missouri in 2010. Gross margin was impacted by an unfavorable variance in our LIFO adjustment of $0.2 million and $0.6 million for 2012 and 2011, respectively, resulting from inventory fluctuations. Excluding the LIFO adjustments, gross margin increased 1.0 percentage points from the first half of 2011.

•	Selling, general and administrative expenses were $9.4 million for the first half of 2012 and 2011.

Operations used $0.6 million of free cash flow in the first half of 2012 compared to $1.1 million during the same period a year ago.  This decrease was primarily the result of a decrease in inventories as we continue to manage inventory levels, a decrease in accounts payable as we continue to work to improve payment history with our vendors and a decrease in other assets due to a return of cash collateral posted in connection with our lines of credit.   Free cash flow, a non-GAAP financial measure, is discussed further below.

Debt at June 29, 2012 was $15.4 million (63% of total capitalization), versus $14.4 million (53% of total capitalization) at December 31, 2011.

 “We continued to see improvement in our operations that led to year over year improvements” stated David J. Feldman, Katy’s President and Chief Executive Officer.  “We expect to see continued improvement as we implement our operational improvement plans and the economy strengthens.”

Non-GAAP Financial Measures
To provide transparency about measures of Katy’s financial performance which management considers most relevant, the Company supplements the reporting of Katy’s consolidated financial information under GAAP with a non-GAAP financial measure, Free Cash Flow.  Free Cash Flow is defined by Katy as cash flow from operating activities less capital expenditures. A reconciliation of this non-GAAP measure to a comparable GAAP measure is provided in the “Statements of Cash Flows” accompanying this press release. This non-GAAP financial measure should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measure to analyze the Company’s performance would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material.  Management compensates for these limitations by utilizing both the GAAP and non-GAAP measures reflected below to understand and analyze the results of its business. Katy believes this measure is nonetheless useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2011. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011

Net sales	$31,673	$31,502	$59,343	$60,141
Cost of goods sold	27,954	28,906	53,063	54,788
Gross profit	3,719	2,596	6,280	5,353
Selling, general and administrative expenses	4,610	4,716	9,362	9,359
Loss on disposal of assets	-	85	-	10
Operating loss	(891)	(2,205)	(3,082)	(4,016)
Interest expense	(233)	(425)	(424)	(799)
Other, net	89	110	204	75
Loss from continuing operations before income tax benefit (expense)	(1,035)	(2,520)	(3,302)	(4,740)
Income tax benefit (expense) from continuing operations	(6)	257	1	248
Loss from continuing operations	(1,041)	(2,263)	(3,301)	(4,492)
Income from operations of discontinued business (net of tax)	-	959	-	1,935
Net loss	$(1,041)	$(1,304)	$(3,301)	$(2,557)

Net loss	$(1,041)	$(1,304)	$(3,301)	$(2,557)
Other comprehensive income (loss)
Foreign currency translation	(54)	74	(6)	192
Total comprehensive loss	$(1,095)	$(1,230)	$(3,307)	$(2,365)

Income (loss) income per share of common stock - Basic and Diluted
Loss from continuing operations	$(0.13)	$(0.28)	$(0.42)	$(0.56)
Discontinued operations	-	0.12	-	0.24
Net loss	$(0.13)	$(0.16)	$(0.42)	$(0.32)
Weighted average common shares outstanding:
Basic and Diluted	7,951	7,951	7,951	7,951

Other Information:

LIFO adjustment expense	$104	$627	$225	$634

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

	June 29,	December 31,
Assets	2012	2011
Current assets:
Cash	$866	$730
Accounts receivable, net	14,748	11,759
Inventories, net	14,534	17,262
Other current assets	2,925	4,086
Total current assets	33,073	33,837

Other assets:
Goodwill	665	665
Intangibles, net	2,258	2,478
Other	1,611	2,032
Total other assets	4,534	5,175

Property and equipment	96,571	96,363
Less: accumulated depreciation	(79,110)	(77,562)
Property and equipment, net	17,461	18,801

Total assets	$55,068	$57,813

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,480	$8,928
Book overdraft	733	946
Accrued expenses	10,390	10,018
Payable to related party	2,000	1,750
Deferred revenue	688	688
Revolving credit agreement	15,361	14,359
Total current liabilities	37,652	36,689

Deferred revenue	2,263	2,605
Other liabilities	5,846	5,904
Total liabilities	45,761	45,198

Stockholders' equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(2,368)	(2,361)
Accumulated deficit	(112,076)	(108,775)
Treasury stock	(21,437)	(21,437)
Total stockholders' equity	9,307	12,615

Total liabilities and stockholders' equity	$55,068	$57,813

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)

	Six Months Ended
	June 29,	July 1,
	2012	2011
Cash flows from operating activities:
Net loss	$(3,301)	$(2,557)
Income from discontinued operations	-	(1,935)
Loss from continuing operations	(3,301)	(4,492)
Depreciation and amortization	2,265	2,482
Amortization of debt issuance costs	89	169
Stock-based compensation	117	(587)
Loss on sale or disposal of assets	-	10
	(830)	(2,418)
Changes in operating assets and liabilities:
Accounts receivable	(2,985)	(3,269)
Inventories	2,731	(2,391)
Other assets	1,485	327
Accounts payable	(865)	3,801
Accrued expenses	501	(349)
Payable to related party	250	1,000
Deferred revenue	(342)	-
Other	(177)	60
	598	(821)

Net cash used in operating activities	(232)	(3,239)
Net cash provided by discontinued operations	-	2,306
Net cash used in operating activities	(232)	(933)

Cash flows from investing activities:
Capital expenditures	(398)	(133)
Proceeds from sale of assets	-	81
Net cash used in investing activities	(398)	(52)

Cash flows from financing activities:
Net borrowings	1,006	1,680
Decrease in book overdraft	(213)	(562)
Repayments of term loans	-	(857)
Direct costs associated with debt facilities	-	(264)
Net cash provided by (used in) financing activities	793	(3)

Effect of exchange rate changes on cash	(27)	152
Net increase (decrease) in cash	136	(836)
Cash, beginning of period	730	1,319
Cash, end of period	$866	$483

Reconciliation of free cash flow to GAAP Results:

Net cash used in operating activities	$(232)	$(933)
Capital expenditures	(398)	(133)
Free cash flow	$(630)	$(1,066)